Exhibit 12.7


                               COMCAST CORPORATION
              STATEMENT REGARDING COMPUTATION OF PROFORMA RATIO OF
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                              (dollars in millions)


                                            Nine Months Ended       Year Ended
                                              September 30,         December 31,
                                            -----------------       ------------
                                                   2002                 2001
                                                   ----                 ----

Earnings (loss) before fixed charges (1):

  Earnings (loss) from continuing operations
     before extraordinary items and
     cumulative effect of accounting change       ($14,424.0)         ($3,048.1)


  Minority Interest                                    212.0             (808.6)

  Income tax (benefit) expense                      (5,918.6)          (2,113.0)

  Equity in net loss of affiliates                   1,060.9              (13.5)
  Combined fixed charges and
    preferred dividends                              1,780.5            2,383.4
                                                ------------         -----------

                                                  ($17,289.2)         ($3,599.8)
                                                ============         ===========

Combined fixed charges and preferred dividends:

  Interest expense                                  $1,780.5           $2,383.4
  Capitalized interest                                     -                  -
  Preferred dividends                                      -                  -
                                                ------------         -----------

                                                    $1,780.5           $2,383.4
                                                ============         ===========

Ratio of earnings to fixed charges (1)                     -                  -

-----------------------------------
(1) For purposes of calculating the pro forma ratio of earnings to combined fixed charges and preferred dividends, earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, minority interest, equity in net (income) losses of affiliates and combined fixed charges and preferred dividends. Combined fixed charges consist of interest expense, capitalized interest and preferred dividends.

(2) For the nine months ended September 30, 2002 and for the year ended December 31, 2001, earnings, as defined above, were inadequate to cover fixed charges by $19.070 billion and $5.983 billion, respectively.